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                                                                    EXHIBIT 10.5


                             EMPLOYMENT AGREEMENT

                  THIS AGREEMENT (the "Agreement"), made as of the 1st day of June, 2002, by and between KIRKLAND'S, INC., a Tennessee corporation, (the "Company"), and CARL KIRKLAND("Executive").

                  WHEREAS, Executive is an individual qualified by education and experience to serve the Company as its Chairman; and

                  WHEREAS, the Company desires to employ Executive as its Chairman and thereby gain the benefit of Executive's knowledge and experience, and Executive desires to accept such employment pursuant to the terms of this Agreement.

                  NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

SECTION 1.   Definitions.

                  1.1.     "Annual Bonus" means a bonus payable pursuant to
Section 3.2.

                  1.2. "Benefits" means the benefits described in Sections 3.3, 3.4 and 3.5.

                  1.3.     "Board" means the Board of Directors of the Company.

                  1.4. "Cause" means the occurrence of any of the following material violations, as determined in good faith by the Board: (a) Executive's failure, refusal or inability (other than due to mental or physical disability) to perform, in any material respect, his duties to the Company, which failure continues for more than fifteen (15) days after written notice thereof from the Company, (b) alcohol abuse or use of controlled drugs (other than in accordance with a physician's prescription), (c) illegal conduct or gross misconduct of Executive which is materially and demonstrably injurious to the Company, its affiliates or subsidiaries including, without limitation, fraud, embezzlement, theft or proven dishonesty in the course of his employment, (d) conviction of a misdemeanor involving moral turpitude or a felony, or (v) the entry of a plea of guilty or nolo contendere to a misdemeanor involving moral turpitude or a felony.

                  1.5.     "COBRA" means 29 U.S.C. ss .ss.1161-1169.

                  1.6. "Competing Business" means any business primarily engaged in the retail sale of specialty gifts, decorative accessories or home furnishings, or any Significant Supplier.

                  1.7. "Effective Date" means the date upon which this Agreement is entered into by the Executive and the Company.

                  1.8. "Expiration Date" means the fourth anniversary of the Effective Date; provided, however, that if written notice not to extend the Term by either party is not received at least 90 days prior to the fourth anniversary of the Effective Date (or any subsequent anniversary of the Effective Date, if this Agreement is extended pursuant to this Section 1.8), then the Expiration Date will be automatically extended to the next anniversary of the Effective Date.

                  1.9. "Good Reason" means that any of the following has occurred with respect to the Executive:

                           (a)      the assignment to Executive of any duties
inconsistent in any respect with Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2 of this Employment Agreement, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities;

                           (b)      a reduction by the Company in Executive's
Annual Salary; provided, however, that if the salaries of substantially all of the Company's senior executive officers (including the Company's President and CEO) are contemporaneously and proportionately reduced, a reduction in the Executive's Annual Salary to an amount not less than $250,000 will not constitute "Good Reason" hereunder;

                           (c)      the failure by the Company, without
Executive's consent, to pay to him any portion of his current compensation, except pursuant to a compensation deferral elected by Executive, or to pay to Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company within thirty days of the date such compensation is due; and

                           (d)      the failure of the Company to obtain a
satisfactory agreement from any successor to assume and agree to perform this Agreement.

Provided, however, that the foregoing events or conditions will constitute "Good Reason" hereunder only if the Executive provides the Company with written objection to the event or condition within 60 days following the occurrence thereof, the Company does not reverse or otherwise cure the event or condition within 30 days of receiving that written objection and the Executive resigns his employment within 90 days following the expiration of that cure period.

                  1.10. "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, (b) all trademarks, service marks, trade dress, logos, trade names, fictitious names, brand names, brand marks and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data, source codes and related documentation), (g) all other proprietary rights, (h) all copies and tangible embodiments thereof (in whatever form or medium), or similar intangible personal property


                                      -2-
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which have been or are developed or created in whole or in part by Executive:
(i) at any time and at any place while Executive is employed by the Company and which are related to or used in connection with the business of the Company, or
(ii) as a result of tasks assigned to Executive by the Company.

                  1.11. "Proprietary Information" means confidential, proprietary, business and technical information or trade secrets of the Company or of any subsidiary or affiliate of the Company. Such Proprietary Information shall include, but shall not be limited to, the following items and information relating to the following items: (a) computer codes or instructions (including source and object code listings, program logic algorithms, subroutines, modules or other subparts of computer programs and related documentation, including program notation), computer processing systems and techniques, all computer inputs and outputs (regardless of the media on which stored or located), hardware and software configurations, designs, architecture and interfaces, (b) business research, studies, procedures and costs, (c) financial data, (d) distribution methods, (e) marketing data, methods, plans and efforts, (f) the identities of the Company's relationship(s) with actual and prospective customers, contractors and suppliers, (g) the terms of contracts and agreements with customers, contractors and suppliers, (h) the needs and requirements of, and the Company's course of dealing with, actual or prospective customers, contractors and suppliers, (i) personnel information, (j) customer and vendor credit information, and (k) any Intellectual Property of the Company (whether developed by Executive or others). Failure by the Company to mark any of the Proprietary Information as confidential or proprietary shall not affect its status as Proprietary Information under the terms of this Agreement.

                  1.12. "Restrictive Covenants" means the provisions contained in Section 5.1 of this Agreement.

                  1.13. "Significant Supplier" means, as of a given date, a supplier of specialty gifts, decorative accessories or home furnishings whose aggregate sales to the Company, its affiliates or subsidiaries during the three
(3) year period immediately preceding that given date exceeded $400,000.

                  1.14. "Term" means the period beginning on the date hereof and ending on (i) the Expiration Date, or (ii) the date that Executive's employment by the Company is terminated for any reason.

                  1.15. "Total After-Tax Payments" means the total of all "parachute payments" (as that term is defined in Section 280G(b)(2) of the Internal Revenue Code) made to or for the benefit of Executive (whether made hereunder or otherwise), after reduction for all applicable federal taxes (including, without limitation, the tax described in Section 4999 of the Internal Revenue Code).

SECTION 2. Duration of Agreement; Duties. Executive will be employed as the Company's Chairman. Executive's employment by the Company may be terminated by the Company at any time; provided, however, that during the Term, the terms and conditions of Executive's employment by the Company shall be as herein set forth. Executive will report to the Board of the Company. Executive will render his services hereunder to the Company and its Affiliates and shall use his best efforts, judgment and energy in the performance of the duties assigned to him. During the Term, Executive will devote substantially all of his business time and services to the Company to perform such duties as may be customarily incident to his position and as may reasonably be assigned from time to time by the Board. During the Term, Executive will not serve as a director of any other corporation without the prior consent of the Company; provided, however, that Executive may, at his discretion, serve as a director of charitable, community and other not-for-profit entities, subject to Executive's duty to inform the Company of his assumption of any such directorship; and further provided, that Executive may continue to serve as a director of any entity for which he serves as a director on the Effective Date.

SECTION 3.   Compensation and Benefits.

                  3.1. Annual Salary. Executive hereby agrees to accept, as compensation for all services rendered by Executive in any capacity hereunder and for the Restrictive Covenants made by Executive in Section 5 hereof, an initial base salary at an annual rate of $150,000 (as the same may hereafter be increased, the "Annual Salary") commencing on the date hereof and continuing until expiration or termination of the Term. The Annual Salary and all other payments made by the Company to Executive will be inclusive of all applicable income, social security and other taxes and charges which are required by law to be withheld by the Company, which taxes and other charges will be withheld and paid in accordance with the Company's normal payroll practices from time to time in effect. The Annual Salary will be reviewed on an annual basis by the Compensation Committee of the Board and may be increased from time to time with the approval of the Board.

                  3.2.     Annual Bonus.

                           (a)      With respect to each fiscal year of the
Company ending during the Term, Executive will be eligible to receive an Annual Bonus of up to 100 percent of his Annual Salary if he meets or exceeds specified personal performance goals and/or the Company meets or exceeds specified corporate performance goals. Such personal and corporate performance goals will be established each year by the Compensation Committee of the Board and communicated to Executive prior to the end of the first quarter of the applicable fiscal year.

                           (b)      The Compensation Committee of the Board, in
its sole discretion, will determine whether and to what extent the personal and corporate performance goals have been achieved in any fiscal year and will compute the amount of any Annual Bonus payable with respect to that fiscal year. From time to time, the Compensation Committee of the Board may make adjustments to those personal or corporate performance goals so that required departures from the Company's operating budget, changes in accounting principles, acquisitions, dispositions, mergers, consolidations and other corporate transactions, and other factors influencing the achievement or calculation of those targets do not affect the operation of this Section 3.2 in a manner inconsistent with the achievement of its intended purposes.

                           (c)      Payment Timing. Any amount payable pursuant
to this Section 3.2 will be paid within 21 days following the Board's approval of the Company's audited financial statements for the relevant fiscal year.


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                  3.3.     Benefits. Executive will be entitled to receive the
same benefits enjoyed by other executive officers of the Company from time to time (as determined by the Board in good faith, in its absolute discretion), as well as the benefits described below in Sections 3.4 and 3.5.

                  3.4. Life Insurance. The Company will provide Executive with a life insurance policy (in addition to life insurance benefits generally provided or available to other employees of the Company) with a face amount of $500,000, with the beneficiary to be designated by Executive, which will be issued on the basis of being paid up at age 65. The policy will (a) contain a waiver of premium in the event of disability (to the extent available at commercially reasonable rates), and (b) permit (upon termination of employment with the Company) the transfer of ownership of such policy to Executive, such transfer to be with all benefits, values and other ownership rights incident thereto at the time of such transfer, without cost to Executive, who may thereafter continue coverage under such policy at his own cost.

                  3.5. Automobile Allowance. Executive will receive a monthly allowance of $600 to be applied against automobile leasing, insurance and operating expenses.

SECTION 4. Payment of Expenses. The Company will pay or reimburse all reasonable and necessary expenses incurred by Executive in the performance of his duties hereunder, in accordance with the Company's practices and policies regarding the payment or reimbursement of expenses from time to time in effect.

SECTION 5. Non-Compete; Confidentiality; Non-Solicitation.

                  5.1. Restrictive Covenants. These Restrictive Covenants will survive the expiration of this Agreement or the termination of Executive's employment and will apply without regard to whether any such termination is initiated by the Company or Executive, and without regard to the reason for that termination.

                           (a)      Non-Compete. Executive shall not, during the
Term and for a period of three (3) years thereafter (the "Restricted Period"), in the United States do any of the following, directly or indirectly, without the prior written consent of the Company (except in Executive's capacity as an employee of the Company, and in the best interests of the Company):

                                    (i)      engage or participate in any
Competing Business;

                                    (ii)     become interested in (as owner,
stockholder, lender, partner, co-venturer, director, officer, employee, agent or consultant) any person, firm, corporation, association or other entity engaged in any Competing Business;

                                    (iii)    arrange or facilitate the
solicitation by a Competing Business of any Significant Supplier;

                                    (iv)     influence or attempt to influence
any supplier, customer or potential customer of the Company to terminate or modify any written or oral agreement or course of dealing with the Company; or


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                                    (v)      influence or attempt to influence
any Person to either (1) terminate or modify any employment, consulting, agency, distributorship or other arrangement with the Company, or (2) employ, or arrange to have any other person or entity employ, any person who has been employed by the Company as an employee, consultant, agent or distributor of the Company at any time during the Restricted Period.

Notwithstanding the foregoing, Executive may hold less than five percent (5%) of the outstanding securities of any class of any publicly traded securities of any company.

                           (b)      Confidentiality. Executive recognizes and
acknowledges that the Proprietary Information is a valuable, special and unique asset of the business of the Company. As a result, both during the Term and five
(5) years thereafter, Executive shall not, without the prior written consent of the Company, for any reason either directly or indirectly divulge to any third-party or use for his own benefit, or for any purpose other than the exclusive benefit of the Company, any Proprietary Information revealed, obtained or developed in the course of his employment by the Company; provided, however, that nothing herein contained shall restrict Executive's ability to make such disclosures during the Term as may be necessary or appropriate to the effective and efficient discharge of his duties as an employee hereunder or as such disclosures may be required by law; and further provided, that nothing herein contained shall restrict Executive from divulging or using for his own benefit or for any other purpose any Proprietary Information which is publicly available, so long as such information did not become available to the public as a direct or indirect result of Executive's breach of this Section 5.1(b). In the event that Executive or any of its representatives becomes legally compelled to disclose any of the Proprietary Information, Executive will provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy.

                           (c)      Property of the Company. All right, title
and interest in and to Proprietary Information shall be and remain the sole and exclusive property of the Company. During the Term, Executive shall not remove from the Company's offices or premises any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of or containing Proprietary Information, or other materials or property of any kind belonging to the Company unless necessary or appropriate (as reasonably determined by Executive) in accordance with Executive's duties and responsibilities to the Company and, in the event that such materials or property are removed, all of the foregoing shall be returned to their proper files or places of safekeeping as promptly as possible after the removal shall serve its specific purpose. Executive shall not make, retain, remove and/or distribute any copies of any of the foregoing for any reason whatsoever except as may be necessary in the discharge of his assigned duties and shall not divulge to any third person the nature of and/or contents of any of the foregoing or of any other oral or written information to which he may have access or with which for any reason he may become familiar, except as disclosure shall be necessary or appropriate (as reasonably determined by Executive) in the performance of his duties; and upon the termination of his employment with the Company, he shall leave with or return to the Company all originals and copies of the foregoing then in his possession, whether prepared by Executive or by others.

                  5.2. Acknowledgements. Executive acknowledges that the Restrictive Covenants are reasonable and necessary to protect the legitimate interests of the Company and its affiliates and that the duration and geographic scope of the Restrictive Covenants are reasonable


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given the nature of this Agreement and the position Executive will hold within the Company. Executive further acknowledges that the Restrictive Covenants are included herein in order to induce the Company to compensate Executive pursuant to this Agreement and that the Company would not have entered into this Agreement or otherwise continued to employ Executive in the absence of the Restrictive Covenants.

                  5.3.     Rights and Remedies Upon Breach.

                           (a)      Specific Enforcement. Executive acknowledges
that any breach by him of the Restrictive Covenants will cause continuing and irreparable injury to the Company for which monetary damages would not be an adequate remedy. Executive shall not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that such an adequate remedy at law exists. In the event of such breach by Executive, the Company shall have the right to enforce the Restrictive Covenants by seeking injunctive or other relief in any court and this Agreement shall not in any way limit remedies of law or in equity otherwise available to the Company. If an action at law or in equity is necessary to enforce or interpret the terms of this agreement, the prevailing party shall be entitled to recover, in addition to any other relief, reasonable attorneys' fees, costs and disbursements.

                           (b)      Extension of Restrictive Period. In the
event that Executive breaches any of the Restrictive Covenants contained in
Section 5.1(a), then the Restricted Period shall be extended for a period of time equal to the period of time that Executive is in breach of such restriction.

                           (c)      Accounting. If Executive is determined by
any court, arbitrator, mediator or other adjudicative body to have breached any of the Restrictive Covenants, the Company will have the right and remedy to require Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as the result of any action constituting a breach of the Restrictive Covenants. This right and remedy will be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

                  5.4. Judicial Modification. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, such court shall have the power to modify such provision and, in its modified form, such provision shall then be enforceable.

                  5.5. Disclosure of Restrictive Covenants. Executive agrees to disclose the existence and terms of the Restrictive Covenants to any employer that Executive may work for during the Restricted Period.

                  5.6. Restrictions Enforceable in All Jurisdictions. If a court of any jurisdiction holds the Restrictive Covenants unenforceable by reason of their breadth or scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants.


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SECTION 6. Termination. Executive's employment hereunder may be terminated by the Company or Executive at any time. Upon termination, Executive shall be entitled only to such compensation and benefits as described in this Section 6.

                  6.1. Termination Without Cause or For Good Reason. If Executive's employment by the Company is terminated by the Company without Cause or by Executive for Good Reason, the Executive shall be entitled to:

                           (a)      payment of all accrued and unpaid Annual
Salary and Benefits through the date of such termination (including any earned but unpaid Annual Bonus for a fiscal year ending prior to such termination);

                           (b)      payment of monthly severance payments equal
to one-twelfth of Executive's Annual Salary for a period of twenty-four (24) months, or, at the discretion of the Board, a single sum payment equal to the discounted present value of such monthly payments (discounted at the highest interest rate in effect under any credit agreement to which the Company is then a party);

                           (c)      continuation of group health benefits for
Executive until the earliest of (i) the date on which Executive reaches the age of seventy-two (72), (ii) Executive's death or (iii) the end of the COBRA continuation coverage period due to Executive having other group health coverage or the Company ceasing to maintain a group health plan; provided that if the continuation of group health benefits extends beyond the COBRA continuation coverage period applicable to the Executive, the provision of coverage beyond such period shall be subject to the Company's insurance carrier agreeing to provide such coverage at a cost not in excess of 125% of the cost of providing such coverage to employees as of any date following the expiration of the Executive's COBRA continuation coverage period. The continuation of group health benefits provided hereby will be in lieu of any benefits otherwise available to Executive pursuant to COBRA; and

                           (d)      use of Executive's office at the Company
until the earlier of (i) the date on which Executive reaches the age of seventy-two (72) or (ii) Executive's death.

The severance benefits described in this Section 6.1 will be paid in lieu of and not in addition to any other severance arrangement maintained by the Company. Notwithstanding the foregoing, no amount will be paid under this Section 6.1 unless Executive executes and delivers to the Company a release substantially identical to that attached hereto as Exhibit I in a manner consistent with the requirements of the Older Workers Benefit Protection Act.

                  6.2. Any Other Termination. If Executive's employment by the Company is terminated for any reason other than as set forth in Section 6.1 (including, but not limited to, termination (a) by the Company for Cause, (b) as a result of Executive's death, (c) as a result of Executive's disability or (d) by Executive without Good Reason), the Company's obligation to Executive (or, in the case of Executive's death, to Executive's estate) will be limited solely to the payment of accrued and unpaid Annual Salary and Benefits through the date of such termination. All Annual Salary and Benefits will cease at the time of such termination, subject to the terms of any benefits or compensation plans then in force and applicable to Executive, and, except as


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otherwise provided in this Section 6.2 or pursuant to COBRA, the Company shall have no further liability or obligation hereunder by reason of such termination.

                  6.3. Adjustments to Maximize Payments to Executive. Payments under this Agreement will be made without regard to whether the deductibility of such payments (or any other payments) would be limited or precluded by Section 280G of the Internal Revenue Code and without regard to whether such payments would subject the Executive to the federal excise tax levied on certain "excess parachute payments" under Section 4999 of the Code; provided, however, that if the Total After-Tax Payments would be increased by the limitation or elimination of any amount payable to Executive (whether under this Agreement of otherwise), then the amount payable to Executive will be reduced to the extent necessary to maximize the Total After-Tax Payments. The determination of whether and to what extent payments to Executive are required to be reduced in accordance with the preceding sentence will be made at the Company's expense by an independent, certified public accountant selected by the Company and reasonably acceptable to Executive. In the event of any underpayment or overpayment to Executive (as determined after the application of this Section 6.3), the amount of such underpayment or overpayment will be immediately paid by the Company to the Executive or refunded by the Executive to the Company, as the case may be, with interest at the applicable federal rate provided for in
Section 7872(f)(2) of the Internal Revenue Code.

SECTION 7. Miscellaneous.

                  7.1. Other Agreements. Executive represents and warrants to the Company that there are no restrictions, agreements or understandings whatsoever to which he is party (or by which he is otherwise bound) that would prevent or make unlawful his execution of this Agreement or employment by the Company, or that would in any way prohibit, limit or impair (or purport to prohibit, limit or impair) his provision of services to the Company.

                  7.2. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and Executive and their respective successors, executors, administrators, heirs and (in the case of the Company) permitted assigns. The Company may, without the consent of Executive, assign this Agreement to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise. Executive may not make any assignment of this Agreement or any interest therein.

                  7.3. Notice. Any notice or communication required or permitted under this Agreement will be made in writing and (a) sent by overnight courier, (b) mailed by certified or registered mail, return receipt requested or
(c) sent via facsimile. Any notice or communication to Executive will be sent to his most current home address on file with the Company. Any notice or communication to the Company will be sent to the Company's principal executive office, care of the Company's General Counsel, with a copy to Robert A. Friedel, Esq., Pepper Hamilton LLP, 3000 Two Logan Square, 18th & Arch Streets, Philadelphia, Pennsylvania 19103 (or via facsimile to (215) 981-4750).

                  7.4. Entire Agreement; Amendments. This Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and supersedes the Employment Agreement between the Company and Executive dated June 12, 1996 and all other prior or contemporaneous discussions, agreements and understandings of every nature relating to the employment of Executive by the Company. This Agreement may not be changed or modified, except by an Agreement in writing signed by each of the parties hereto.

                  7.5. Waiver. Any waiver by either party of any breach of any term or condition in this Agreement shall not operate as a waiver of any other breach of such term or condition or of any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof or constitute or be deemed a waiver or release of any other rights, in law or in equity.

                  7.6. Governing Law. This Agreement shall be governed by, and enforced in accordance with, the laws of the State of Tennessee without regard to the application of the principles of conflicts or choice of laws.

                  7.7. Survival of Provisions. The provisions of this Agreement set forth in Sections 5 and 7 (including any pertinent definitions) will survive the termination or expiration of this Agreement.

                  7.8. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

                  7.9. Section Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

                  7.10. Counterparts and Facsimiles. This Agreement may be executed, including execution by facsimile signature, in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.


         [This space left blank intentionally; signature page follows.]


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               IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officers, and Executive has executed this Agreement, on June 1, 2002, effective as of the date first above written.

                                    KIRKLAND'S, INC.

                                By:    /s/ Robert Alderson
                                       ------------------------------------
                                       Robert Alderson

                                Title: Chief Executive Officer and President


                                        EXECUTIVE


                                    /s/ Carl Kirkland
                                -------------------------------------------
                                Carl Kirkland

                                    Exhibit I

                     Release and Non-Disparagement Agreement

                  THIS MUTUAL RELEASE AND NON-DISPARAGEMENT AGREEMENT (the "Release") is made as of the ___ day of _______, _____ by and between __________________________ ("Executive") and KIRKLAND'S, INC. (the "Company").

                  WHEREAS, Executive's employment by the Company will terminate; and

                  WHEREAS, in connection with that termination and pursuant to
Section 6.1 of the Employment Agreement by and between the Company and Executive dated June 1, 2002 (the "Employment Agreement"), the Company has agreed to pay Executive certain amounts, subject to the execution of this Agreement.

                  NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

SECTION 1. Resignation. Executive hereby resigns as the Company's __________________ _______________, as an employee of the Company, as a director of the Company and as an employee, officer, director or board committee member of any subsidiary or affiliate of the Company, effective as of the date of this Release.

SECTION 2. Acknowledgements. Executive acknowledges that: (i) the payments described in Section 6.1 of the Employment Agreement constitute full settlement of all his rights under the Employment Agreement, (ii) he has no entitlement under any other severance or similar arrangement maintained by the Company, and (iii) except as otherwise provided specifically in this Release, the Company does not and will not have any other liability or obligation to him. Executive further acknowledges that, in the absence of his execution of this Release, he would not otherwise be entitled to the payments described in Section
6.1 of the Employment Agreement.

SECTION 3.        Mutual Release and Covenant Not to Sue.

                  3.1. Mutual Release. The Company (including for purposes of this Section 3, its parents, affiliates and subsidiaries) hereby fully and forever releases and discharges Executive (and his heirs, executors and administrators), and Executive hereby fully and forever releases and discharges Company (including, for purposes of this Section 3, all predecessors and successors, subsidiaries, affiliates, assigns, officers, directors, trustees, employees, agents and attorneys, past and present) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising through the date of this Release, out of Executive's employment by the Company or the termination thereof, including, but not limited to, any claims for relief or causes of action under the Age Discrimination in Employment Act, 29 U.S.C. ss. 621 et seq., or any other federal, state or local statute, ordinance or regulation regarding discrimination in employment and any claims, demands or actions based upon alleged wrongful or retaliatory discharge or breach of contract under any state or federal law.

                  3.2. Covenant Not to Sue. Executive expressly represents that he has not filed a lawsuit or initiated any other administrative proceeding against the Company and that he has not assigned any claim against the Company to any other person or entity. The Company expressly represents that it has not filed a lawsuit or initiated any other administrative proceeding against Executive and that it has not assigned any claim against Executive to any other person or entity. Both Executive and Company further promise not to initiate a lawsuit or to bring any other claim against the other arising out of or in any way related to Executive's employment by the Company or the termination of that employment. This Release will not prevent Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by Executive for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) will be barred.

                  3.3. Claims Not Released. The forgoing will not be deemed to release the Company or Executive from claims solely (a) to enforce this Release, (b) to enforce Section 6.1 of the Employment Agreement, (c) to enforce
Section 5 of the Employment Agreement, or (c) for indemnification under the Company's By-Laws, under applicable law, under any indemnification agreement between the Company and Executive or under any similar arrangement.

SECTION 4. Non-Competition and Confidentiality Obligations. Executive acknowledges that Section 5 of the Employment Agreement survives the termination of his employment. Executive affirms that the restrictions contained in Section 5 of the Employment Agreement are reasonable and necessary to protect the legitimate interests of the Company, that he received adequate consideration in exchange for agreeing to those restrictions, and that he will abide by those restrictions.

SECTION 5. Non-Disparagement. The Company will not disparage Executive or Executive's performance or otherwise take any action which could reasonably be expected to adversely affect Executive's personal or professional reputation. Similarly, Executive will not disparage Company or any of its directors, officers, agents or employees or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of Company or any of its directors, officers, agents or employees.

SECTION 6. Cooperation. Executive further agrees that he will cooperate fully with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) which relates to matters with which Executive was involved during his employment with Company. Executive shall render such cooperation in a timely manner on reasonable notice from the Company.

SECTION 7. Rescission Right. Executive expressly acknowledges and recites that (a) he has read and understands this Release in its entirety, (b) he has entered into this Release knowingly and voluntarily, without any duress or coercion; (c) he has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Release before signing it; (d) he was provided twenty-one (21) calendar days after receipt of the Release to consider its terms before signing it; and (e) he is provided seven (7) calendar days from the date of signing to terminate and revoke this Release in which case this Release shall be unenforceable, null and void. Executive may revoke this Release during those seven (7) days by providing written notice of revocation to the Company.

SECTION 8. Challenge. If Executive violates or challenges the enforceability of this Release, no further payments under Section 6.1 of the Employment Agreement will be paid or provided to Executive.

SECTION 9.        Miscellaneous.

                  9.1. No Admission of Liability. This Release is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Company to Executive. There have been no such violations, and the Company specifically denies any such violations.

                  9.2. No Reinstatement. Executive agrees that he will not apply for reinstatement with the Company or seek in any way to be reinstated, re-employed or hired by the Company in the future.

                  9.3. Successors and Assigns. This Release will inure to the benefit of and be binding upon the Company and Executive and their respective successors, executors, administrators, heirs and (in the case of the Company) permitted assigns. The Company may assign this Release to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise. Executive may not make any assignment of this Release or any interest herein.

                  9.4. Severability. The provisions of this Release are severable. If any provision or the scope of any provision is found to be unenforceable or is modified by a court of competent jurisdiction, the other provisions or the affected provisions as so modified shall remain fully valid and enforceable.

                  9.5. Entire Agreement; Amendments. Except as otherwise provided herein, this Release contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating subject matter hereof. This Release may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

                  9.6. Governing Law. This Release shall be governed by, and enforced in accordance with, the laws of the State of Tennessee, without regard to the application of the principles of conflicts of laws.

                  9.7. Counterparts and Facsimiles. This Release may be executed, including execution by facsimile signature, in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Release to be executed by its duly authorized officer, and Executive has executed this Release, in each case as of the date first above written.

                                        KIRKLAND'S, INC.


                                        By:
                                                 -------------------------------

                                        Title:
                                                 -------------------------------


                                        EXECUTIVE


                                        ----------------------------------------


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